NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

                                FINAL TERM SHEET

                                  $467,210,000
NELNET LOGO
                         STUDENT LOAN ASSET-BACKED NOTES

                        NELNET STUDENT LOAN TRUST 2008-2
                                 ISSUING ENTITY

NELNET STUDENT LOAN FUNDING, LLC           NATIONAL EDUCATION LOAN NETWORK, INC.
           DEPOSITOR                        MASTER SERVICER AND ADMINISTRATOR


                                  NELNET, INC.
                                    SPONSOR

      Notes are being offered in the following classes:

                   ORIGINAL                   PRICE   UNDERWRITING                   FINAL
                  PRINCIPAL      INTEREST       TO      FEES AND    PROCEEDS TO)    MATURITY
                    AMOUNT         RATE       PUBLIC   COMMISSIONS  THE TRUST(1       DATE
                    ------         ----       ------   -----------  -----------       ----
CLASS A-1 NOTES   $79,000,000   3-month LIBOR  100%       0.16%     $79,000,000  September 26, 2016
                                 plus 0.70%

CLASS A-2 NOTES  $171,000,000   3-month LIBOR  100%       0.22%    $171,000,000  September 25, 2018
                                 plus 1.00%

CLASS A-3 NOTES   $56,000,000   3-month LIBOR  100%       0.24%     $56,000,000    March 25, 2020
                                 plus 1.20%

CLASS A-4 NOTES  $161,210,000   3-month LIBOR  100%       0.33%    $161,210,000     June 26, 2034
                 ------------    plus 1.70%                        ------------
     TOTAL       $467,210,000                                      $467,210,000

 -------------------
 (1) The sponsor will pay underwriting fees and commissions and the costs of issuing the notes from its own funds and not from the proceeds of the notes.

        The notes are obligations of the issuing entity only and are payable solely from the pledged collateral described in the related prospectus supplement and prospectus consisting primarily of student loans originated under the Federal Family Education Loan Program. They are not obligations of the Sponsor, the Depositor, the Administrator or any of their affiliates.


        This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the notes subject to approval of certain matters by their counsel.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS FREE-WRITING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We are offering the notes through the underwriters when and if issued. The notes will be delivered in book-entry form only on or about April 3, 2008.

                           JOINT BOOK-RUNNING MANAGERS

BANC OF AMERICA SECURITIES LLC                                    CITI

                                   CO-MANAGER
                           SUNTRUST ROBINSON HUMPHREY

                                 MARCH 31, 2008